Exhibit 99.1

Contact:	Joseph S. Podolski
President and Chief Executive Officer
(281) 719-3447

Repros Therapeutics Inc. Reports Outcome of Annual Meeting Shareholder Vote

THE WOODLANDS, Texas -- May 17, 2010 -- Repros Therapeutics (NasdaqCM: RPRX) today announced the results of the proxy vote provided by the shareholders at its 2010 Annual Meeting as pertaining to the proposals set forth in the Company’s proxy statement.  All proposals submitted to the shareholders were approved by the necessary vote. As a result, all current Board members will be retained and PricewaterhouseCoopers LLP will be retained as the Company’s registered independent public accounting firm.

In addition, shareholders approved management’s recommendation to give discretion to the Board of Directors to implement a reverse stock split as needed to maintain the Nasdaq Capital Market listing, not to exceed an up to one for five reverse split. The Board believes maintaining the Nasdaq listing is in the Company’s and shareholders' best interest. However, the Company recognizes the value of maintaining its current number of outstanding shares and current liquidity.  In the event that Nasdaq notifies the Company following the June 14th deadline that it intends to delist the Company's securities from the Nasdaq Capital Market due to the minimum bid price being less than the $1 per share as required by Nasdaq Rule 5550(a)(2), the Company plans to appeal such determination before implementing a reverse stock split, if necessary.

About Repros Therapeutics

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros' ability to maintain its listing on the NASDAQ Capital Market, raise needed additional capital on a timely basis in order for it to continue to fund its operations and pursue its development activities, have success in the clinical development of its technologies,  successfully defend itself against the class action complaints, determine a safe and effective dose for Proellex, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.